UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING


                                                SEC File Number: 001-31269


(Check One): [ ] Form 10-K [ ] Form 20-F [X] Form 11-K [ ] Form 10-Q
[ ] Form N SAR

For Period Ended: December 31, 2003
                  -----------------

[  ]   Transition Report on Form 10-K
[  ]   Transition Report on Form 20-F
[  ]   Transition Report on Form 11-K
[  ]   Transition Report on Form 10-Q
[  ]   Transition Report on Form N-SAR
For the Transition Period Ended: ___________

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

Alcon, Inc.
------------------------------------------------------------------------
Full Name of Registrant

Not applicable
------------------------------------------------------------------------
Former Name if Applicable

Bosch 69, P.O. Box 62
------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

Hunenberg, Switzerland
------------------------------------------------------------------------
City, State and Zip Code


PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the

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         prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[X]   (c) The accountant's statement or other exhibit required by Rule 12b-
          25(c) has been attached if applicable.

PART III - NARRATIVE

The Registrant was not able to timely file its Form 11-K for the year ended December 31, 2003, because the Registrant's auditors have been delayed in completing various procedures required to render an opinion on the financial statements to be filed with the Form 11-K.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

       Glynis Redwine              (817)                551-8636
       --------------        ----------------       -----------------
           (Name)               (Area Code)         (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s) [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


__________________________________________________________________________

                              Alcon, Inc.
               -------------------------------------------
               (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date    June 24, 2004                       By  /s/ Jacqualyn Fouse
        -------------                           ---------------------
                                                Name:  Jacqualyn Fouse
                                                Title: Sr. VP, Finance & CFO

                                                                     EXHIBIT A


              Auditor's Statement Pursuant to SEC Rule 12b-25(c)


KPMG LLP, the independent auditors for the Alcon 401(k) Retirement Plan and Trust (the "Plan"), concurs with the Registrant's narrative in Part III of the Form 12b-25 to which this statement is attached.

The Registrant is authorized to attach this statement to its Form 12b-25 filing with respect to the Plan's Annual Report on Form 11-K for the year ended December 31, 2003.


/s/ KPMG LLP


KPMG LLP
Fort Worth, Texas
June 24, 2004